Exhibit 10.9

LONG-TERM INCENTIVE AWARD AGREEMENT

Non-transferable

GRANT TO

«First» «Last»

(“Grantee”)

by Cadence Bank, N.A. (the “Bank”) of Cash-Based Awards in the form of Phantom A Units and Long-Term Performance Cash (the “Award”), pursuant to and subject to the provisions of the Cadence Bank 2013 Long-Term Incentive Plan (the “Plan”). By accepting the Award, the Grantee agrees to the terms and conditions set forth in the Plan.

Except as set forth below in the case of an early vesting event, the Award will be earned and will become vested, in whole or in part, on April 1, 2019, based on the Company’s third party unit valuation and attainment of the cumulative 3-year (2016-2018) Adjusted GAAP Pre-Tax Pre-Provision Income (PPP) goal of $500 Million (subsequent to a thirty-six month vesting period), as follows:

Vehicle	Units / Target Value	Vesting	Final Value
Phantom A Units	«Phantom_Units_Granted» units ($«Phantom_Value» / $934.07)	3-year cliff vesting period	«Phantom_Units_Granted» units x final valuation at end of vesting (April 2019)

Cash Performance Plan	$«Cash_Perf_Plan_Value» Value	3-year cliff vesting period	Attainment of cumulative 3-year (2016-2018) Adjusted GAAP PPP goal of $500 Million will translate into payout factor to be applied to the target to determine final value

Phantom A Units: awards of Phantom A Units are granted as “units” and track at the value of the A Incentive Units.

Cash Performance Plan: “Adjusted GAAP PPP” shall mean, with respect to a particular period, GAAP pre-tax, pre-provision earnings for such period, adjusted for the following: (a) Non Interest Revenue: one-time gains and losses, including securities gains and losses, gains and losses on branch closures or sales, and other one-time or unusual gains or losses as approved by the Compensation Committee of the Board (Committee); (b) Non Interest Expense: one-time/unusual expenses, including branch closure costs mergers and acquisitions costs, one-time compensation costs, and other one-time or unusual costs as approved by the Committee; and (c) Other: changes in GAAP accounting principles.

Attainment of eighty-five percent (85%) of the Adjusted GAAP PPP Income goal will result in a payout under the Cash Performance Plan component of fifty percent (50%) of Target Value. Attainment of one hundred and ten percent (110%) of the Adjusted GAAP PPP Income goal will result in a maximum payout under the Cash Performance Plan component of one hundred and fifty percent (150%) of Target Value. Percentage attainment between eighty-five percent (85%) and one hundred and ten percent (110%) will be extrapolated.

Exhibit 10.9

While benefits through this plan are intended to be directly aligned with the core financial results of the Company, the Board reserves discretion to make adjustments to payouts as it deems appropriate based on individual qualitative factors. The board compensation committee retains discretion regarding all decisions for the definition of the plan.

IN WITNESS WHEREOF, Cadence Bank acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

CADENCE BANK, N.A.

By:

Name: Phil Sprayberry
EVP, Director of Human Resources

Grant Date: April 1, 2016

Acknowledged and Accepted

By:	(“Grantee”)